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EXHIBIT 10.20 PURCHASE AND ASSUMPTION AGREEMENT BETWEEN THE SECOND NATIONAL BANK
              OF WARREN AND ADVANCE FINANCIAL SAVINGS BANK



         THIS PURCHASE AND ASSUMPTION AGREEMENT (this "Agreement") is entered into as of October 25, 2002, by and between The Second National Bank of Warren, a national banking association having its principal offices in Warren, Ohio ("Seller"), and Advance Financial Savings Bank, a federal savings bank having its principal offices in Wellsburg, West Virginia ("Buyer"):

                              W I T N E S S E T H:

         WHEREAS, Seller wishes to divest itself of certain assets, deposits and other liabilities; and

         WHEREAS, Buyer wishes to purchase such assets and assume such liabilities upon the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, Seller and Buyer agree as follows:

                                    ARTICLE I
                                   THE ASSETS

         Section 1.1.      Branches.

         Buyer shall purchase from Seller the "Transferred Assets" (as defined in Section 2.1 below), and assume certain liabilities assigned to the financial service offices located at 500 Market Street, Steubenville, Ohio (the "Market Street Branch"), and 4420 Sunset Boulevard, Steubenville, Ohio (collectively, the "Branches").

                                   ARTICLE II
                       TRANSFER OF ASSETS AND LIABILITIES

         Section 2.1.      Transferred Assets.

         (a) As of the "Effective Time" (as defined in Section 3.1 below) and upon the terms and conditions set forth herein, Seller will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase from Seller, the following assets located at or attributed to the Branches, except as otherwise excluded from sale pursuant to the provisions of paragraph 2.1(b) below (collectively, the "Transferred Assets"):

         (1) all of Seller's right, title and interest in and to all real estate and improvements thereon and fixtures affixed thereto, including the automated teller machine, at the Branch located at 4420 Sunset Boulevard, Steubenville, Ohio, together with all rights and appurtenances pertaining thereto (the "Real Property");

         (2) the lease of the real property and the space in real property occupied by the Branch located at 500 Market Street, Steubenville, Ohio, pursuant to which Seller is the lessee (the "Real Property Lease");

         (3)      the loans attributable to the Branches that are identified on
                  Exhibit 2.1(a)(3) to this Agreement and as shall be supplemented by Seller, including all documents executed or delivered in connection with each such loan and any and all collateral relating to each such loan and all rights in relation thereto, except to the extent such loans are rejected by Buyer in accordance with Section 2.4(i) of this Agreement (collectively, the "Transferred Loans");

         (4) all furniture, equipment and other tangible personal property located at the Branches and owned by Seller, including any of such items on order at the Closing (collectively, the "Personal Property");


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         (5)      any equipment leases affecting the Branches, to the extent such leases affect only the Branches and not also equipment located at other offices of Seller;

         (6) all safe deposit boxes located at the Branches as of the Effective Time and the safe deposit contracts and leases related thereto; and

         (7) all coins and currency located at the Branches as of the Effective Time (the "Coins and Currency").

         (b) The following items shall be excluded from the Transferred Assets (collectively, the "Excluded Assets"):

         (1) Seller's rights in and to the name "The Second National Bank of Warren" and any of Seller's corporate logos, trademarks, trade names, signs, paper stock forms and other supplies containing any such logos, trademarks or trade names;

         (2) any and all residential mortgage servicing rights for residential mortgage loans originated at the Branches;

         (3) any regulatory licenses or any other nonassignable licenses and permits;

         (4)      trust, brokerage, mutual fund and similar relationships;

         (5)      proprietary software of Seller or any affiliate of Seller;

         (6) all rights of Seller under any service or similar contracts in effect as of the Effective Time with non-affiliated third-party service providers which relate to the operations of the Branches; and

         (7)      other assets listed on Exhibit 2.1(b) hereto.

Seller shall coordinate with Buyer to remove the Excluded Assets from the Branches on or prior to the Effective Time, except as otherwise agreed by Seller and Buyer. Seller shall remove the Excluded Assets at its own cost and using its reasonable efforts to attempt to minimize any damage as a result of such removal. Following any such removal, Seller shall make any repairs required to restore the premises to their original condition.

         Section 2.2.      Purchase Price.

         As consideration for the purchase of the Branches:

         (a) Buyer shall pay Seller a purchase price (the "Purchase Price") equal to the sum of the following:

         (1) the "Net Book Value" (as defined in paragraph 2.2(d) hereof) of the Real Property and the Personal Property at the Branches on the "Closing Date" (as defined in paragraph 3.1(a) hereof);

         (2) a premium for the "Deposit Liabilities" (as defined in paragraph 2.3(a) hereof) and franchise value assigned to the Branches equal to 8.0% of such Deposit Liabilities;

         (3) the "Net Book Value" (as defined in paragraph 2.2(d) hereof) of the Transferred Loans as described in Section 2.4 hereof as of the Effective Time; and

         (4)      the face amount of the Coins and Currency; and

         (b) Buyer shall assume, as of the Effective Time, all of the duties, obligations and liabilities of Seller relating to the Deposit Liabilities, the Real Property, the Real Property Lease and other Transferred Assets accruing or arising on or after the Effective Time. Specifically excluded from the above are:


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         (1)      liabilities or obligations with respect to any litigation, suits, claims, demands or governmental proceedings arising from any fact, circumstance or event occurring prior to the Effective Time and related to the Branches; and

         (2) any and all obligations arising under any service agreements entered into between Seller and its affiliates.

         (c) Seller shall prepare a statement (the "Pre-Closing Statement") as of a date not earlier than 30 calendar days prior to the Effective Time anticipated by the parties (the "Pre-Closing Statement Date") reflecting the assets to be sold and assigned hereunder and the liabilities to be transferred and assumed hereunder. Seller shall deliver the Pre-Closing Statement not less than five days before the Closing Date. Seller agrees to pay to Buyer at the Closing, in immediately available funds, the excess amount, if any, of the amount of Deposit Liabilities assumed by Buyer pursuant to paragraph 2.2(b) above, as reflected by the Pre-Closing Statement, over the aggregate amount computed in accordance with paragraph 2.2(a) above, as reflected by the Pre-Closing Statement. Buyer agrees to pay Seller at the Closing, in immediately available funds, the excess, if any, of the aggregate amount computed in accordance with paragraph 2.2(a) above, as reflected by the Pre-Closing Statement, over the amount of Deposit Liabilities assumed by Buyer pursuant to paragraph 2.2(b) above, as reflected by the Pre-Closing Statement. The payment by Buyer to Seller or by Seller to Buyer shall be subject to subsequent adjustment based on the Post-Closing Statement (as defined in Section 3.3 hereof).

         (d) The "Net Book Values" of the Personal Property and the Real Property are the values at which the relevant assets are carried on Seller's general ledger as of the Effective Time; a schedule of the Net Book Value of such Personal Property and Real Property as of the date of this Agreement is set forth at Exhibit 2.2(d). The "Net Book Value" of the Transferred Loans is the aggregate principal amount of the Transferred Loans, plus accrued and unpaid interest thereon, but such value shall not include any uncollected fees, charges, penalties or other surcharges, or loan loss reserves or general reserve.

         (e) Seller and Buyer agree to allocate the Purchase Price in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). At the Closing, Seller and Buyer shall reduce the allocation to writing, including jointly and properly executing a draft Internal Revenue Service Form 8594, subject to post-Closing adjustment to reflect adjustments to the Purchase Price as provided in Section 3.3 of this Agreement. Within 120 days after the Closing Date, Buyer shall provide to Seller Buyer's proposed allocation of the Purchase Price as finally determined and paid by Buyer hereunder. Within 30 days after the receipt of such allocation, Seller shall propose to Buyer any changes to such allocation or otherwise shall be deemed to have agreed with such allocation. Seller and Buyer shall reduce such allocation to writing, including jointly and properly executing a final, completed Internal Revenue Service Form 8594, and any other forms or statements required by the Code, Treasury Regulations or the Internal Revenue Service, together with any and all attachments required to be filed therewith. Seller and Buyer shall file timely any such forms and statements with the Internal Revenue Service. To the extent consistent with applicable law, Seller and Buyer shall not file any tax return or other documents or otherwise take any position with respect to taxes which is inconsistent with such allocation of the final Purchase Price; provided, however, that neither Seller nor Buyer shall be obligated to litigate any challenge to such allocation of the final Purchase Price by a governmental authority. Seller and Buyer shall promptly inform one another of any challenge by any governmental authority to any allocation made pursuant to this paragraph and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

         Section 2.3.      Deposit Liabilities.

         (a) "Deposit Liabilities" shall mean all of Seller's duties, obligations and liabilities relating to the deposit accounts assigned to the Branches as of the Effective Time (including accrued but unpaid or uncredited interest thereon). For purposes of calculation of the premium referenced at
Section 2.2(a)(2), Deposit Liabilities shall exclude: (i) any certificate account or money market account with a balance of $90,000 or greater, (ii) any funds on deposit from any federal, state, county or local government or governmental agency, (iii) any deposits of any Seller benefit plans, (iv) deposits of any Seller employee as of the date of this Agreement who is not a Hired Employee, (v) any deposits that are the subject of any legal process or attachment, including liens or abandoned property under the laws of any state, and (vi) any deposit that is collateral on a loan that is not a Transferred Loan.


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         (b) Except for those liabilities and obligations specifically assumed by Buyer under paragraph 2.2(b) above, Buyer is not assuming any other liabilities or obligations. Liabilities not assumed include, but are not limited to, the following:

         (1) Seller's cashier checks, letters of credit, money orders, traveler's checks, interest checks and expense checks issued prior to the Effective Time, consignments of U.S. Government "E" and "EE" bonds and any cash items paid by Seller and not cleared prior to the Effective Time;

         (2) deposit accounts associated with or securing lines of credit where the line of credit is not a Transferred Loan; and

         (3) individual retirement accounts ("IRAs") that, by their terms, are not subject to assignment, it being understood that all other types of IRA Deposit Liabilities are intended to be transferred.

         (c) Seller does not represent or warrant that any deposit customers whose accounts are assumed by Buyer will become or continue to be customers of Buyer after the Effective Time.

         (d) Buyer agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Buyer by mail, over the counter or through the check clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal order or draft forms provided by Seller or by Buyer, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Buyer; provided that Buyer shall not be obligated to honor or pay any item if there are insufficient funds in the customer's account when presented.

         (e) If, after the Effective Time, any depositor, instead of accepting the obligation of Buyer to pay the Deposit Liabilities assumed, shall demand payment from Seller for all or any part of any such assumed Deposit Liabilities, Seller shall not be liable or responsible for making any such payment; provided, that if Seller shall pay the same, Buyer agrees to reimburse Seller for any such payment, and Seller shall not be deemed to have made any representations or warranties to Buyer with respect to any such check, draft or withdrawal order and any such representations or warranties implied by law are hereby expressly disclaimed; provided that Seller shall accept such check, draft or withdrawal order in accordance with its customary practices and procedures and that sufficient funds are available in the account held by Buyer to cover such disbursement at the time that such request is made by Seller to Buyer. Seller and Buyer shall make arrangements to provide for the daily settlement with immediately available funds by Buyer of checks, drafts, withdrawal orders, returns and other items presented to and paid by Seller within 90 calendar days after the Effective Time and drawn on or chargeable to accounts that have been assumed by Buyer; provided, however, that Seller shall be held harmless and indemnified by Buyer for acting in accordance with such arrangements.

         (f) Buyer agrees, at its cost and expense, (i) to notify such depositors, on or before the Effective Time, in a form and on a date mutually acceptable to Seller and Buyer, of Buyer's assumption of Deposit Liabilities,
(ii) to furnish such depositors with checks on the forms of Buyer and with instructions to utilize Buyer's checks and to destroy unused check, draft and withdrawal order forms of Seller (if Buyer so elects, Buyer may offer to buy from such depositors their unused Seller check, draft and withdrawal order forms), (iii) to reissue all automated teller machine and debit cards associated with the depositors of assumed Deposit Liabilities, (iv) to replace all line of credit checks with checks on the forms of Buyer with instructions to utilize Buyer's checks and to destroy the unused checks of Seller and (v) to disable and to notify customers of its disabling of all credit card overdraft protection or notify the customers of alternative overdraft protection through a different credit card or line of credit. At Seller's expense, Seller will prepare and deliver to Buyer normal customer mailing labels relating to the Deposit Liabilities as reasonably requested by Buyer for such mailings to customers for the purposes referenced above. In addition, subsequent to regulatory approval, Seller will notify its affected customers by letter of the pending assignment of Seller's Deposit Liabilities to Buyer, which notice shall be at Seller's cost and expense and shall be in a form mutually agreeable to Seller and Buyer.


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         (g) Buyer agrees to pay promptly to Seller an amount equivalent to the amount of any checks, drafts or withdrawal orders credited to any assumed Deposit Liabilities as of the Effective Time that are returned to Seller after the Effective Time, less any premium paid on such deposit as of the Effective Time, to the extent that funds are available at the time of such Seller request in a deposit account transferred from Seller to Buyer at the Effective Time.

         (h) As of the Effective Time, Buyer will assume and discharge Seller's duties and obligations in accordance with the terms and conditions and laws, rules and regulations that apply to the certificates of deposit, accounts and other Deposit Liabilities assumed under this Agreement.

         (i) As of the Effective Time, Buyer will maintain and safeguard in accordance with applicable law and sound banking practices all account documents, deposit contracts, signature cards, deposit slips, canceled items and other records related to the Deposit Liabilities assumed under this Agreement, subject to Seller's right of access to such records as provided in this Agreement.

         (j) Seller will render a final statement to each depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time. Seller will be entitled to impose normal fees and service charges on a per-item basis, but Seller will not impose periodic fees or blanket charges in connection with such final statements. Buyer will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts for the entire calendar year in which the Effective Time occurs, for transactions occurring both before and after the Effective Time.

         (k) As soon as practicable following the Closing Date, Buyer, at its expense, will notify all Automated Clearing House ("ACH") originators of the transfers and assumptions made pursuant to the Agreement; provided, however, that Seller shall have provided Buyer with all information necessary to make such notifications and provided, further, that Seller may, at its option, notify all such originators (on behalf of Buyer) also at the expense of Buyer. For a period of 120 calendar days beginning on the Effective Time, Seller will honor all ACH items related to accounts assumed under this Agreement, which are mistakenly routed or presented to Seller. Seller will make no charge to Buyer for honoring such items, and will electronically transmit such ACH data to Buyer. If Buyer cannot receive an electronic transmission, Seller will make available to Buyer at Seller's operations center receiving items from the ACH tapes containing such ACH data. Items mistakenly routed or presented after the 120-day period will be returned to the presenting party. Seller and Buyer shall make arrangements to provide for the daily settlement with immediately available funds by Buyer of any ACH items honored by Seller, and Seller shall be held harmless and indemnified by Buyer for acting in accordance with this arrangement to accept ACH items.

         (l) As of the Effective Time, Seller shall transfer and assign all files, documents and records related to the Deposit Liabilities to Buyer, including such information held in electronic form, and Buyer will be responsible for maintaining and safeguarding all such materials in accordance with applicable law and sound banking practices.

         Section 2.4.      Transferred Loans.

         (a) Seller will transfer to Buyer as of the Effective Time, subject to the terms and conditions of this Agreement, all of Seller's right, title and interest in (including accrued but unpaid interest and late charges and collateral relating thereto) the Transferred Loans. Such Transferred Loans (as well as any lien or security interest related thereto) shall be transferred by means of a blanket (collective) assignment and not individually (except as may be otherwise required by law).

         (b) In connection with the transfer of any Transferred Loans requiring notice to the borrower and the servicer, Buyer and Seller will comply with all notice and reporting requirements of the documents associated with the Transferred Loans or of any law or regulation.

         (c) All Transferred Loans will be transferred without recourse and without any warranties or representations whatsoever (including, without limitation, any representations or warranties as to the enforceability or collectibility of any such Transferred Loans or the creditworthiness of any of the obligors or guarantors thereunder, or the value or adequacy of the collateral associated therewith).


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         (d) Buyer will at its expense issue new coupon books or other forms of payment identification for payment of Transferred Loans for which Seller provides coupon books with instructions to utilize Buyer's coupons or forms and to destroy coupons furnished by Seller.

         (e) For a period of 90 calendar days after the Effective Time, Seller will forward to Buyer payments received by Seller in respect of the Transferred Loans. Buyer shall reimburse Seller for checks returned on payments forwarded to Buyer.

         (f) As of the Effective Time, Seller shall transfer and assign all files, documents and records related to the Transferred Loans to Buyer, including such information held in electronic form, and Buyer will be responsible for maintaining and safeguarding all such materials in accordance with applicable law and sound banking practices.

         (g) If the balance due on any Transferred Loan purchased pursuant to this Section 2.4 has been reduced by Seller as a result of a payment by check received prior to the Effective Time, which item is returned after the Effective Time, the asset value represented by the Accepted Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Buyer to Seller promptly upon demand following collection of such funds from the borrower by the Buyer.

         (h) Seller shall grant to Buyer as of the Effective Time a limited power of attorney, in substantially the form attached hereto as Exhibit 2.4(h) (the "Power of Attorney").

         (i) Buyer will receive all pertinent details on the loans listed in
Exhibit 2.1(a)(3) to this Agreement no later than seven days after the date of execution of this Agreement. Buyer may accept or reject such loans in accordance with Buyer's underwriting standards. Buyer reserves the right within its sole discretion to reject any such loans, provided notice of such rejection is given not later than 30 days after the date of execution of this Agreement. If Seller wishes to add any loans to the list in Exhibit 2.1(a)(3) before the Effective Time, Seller will notify Buyer and deliver all pertinent details on such additional loans, and Buyer may reject any such loan provided notice of such rejection is given not later than 20 calendar days after the information is provided to Buyer. Notwithstanding anything contained in this Section 2.4(i), the Deposit Liabilities securing or otherwise related to such rejected loans shall be transferred to Buyer.

         Section 2.5.      Safe Deposit Business.

         (a) As of the Effective Time, Buyer will assume and discharge Seller obligations with respect to the safe deposit box business at the Branches in accordance with the terms and conditions of contracts or rental agreements related to such business, and Buyer will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them.

         (b) As of the Effective Time, Seller shall transfer and assign the records related to such safe deposit box business to Buyer, and Buyer shall maintain and safeguard all such records and be responsible for granting access to and protecting the contents of safe deposit boxes at the Branches.

         (c) Safe deposit box rental payments collected by Seller before the Effective Time for rental periods after the Effective Time shall be prorated and credited to Buyer at the Closing.

         Section 2.6.      Employee Matters.

         (a) Buyer will offer employment to all employees actively employed by Seller at the Branches as of the Effective Time (the "Employees"), subject to Buyer's standard screening procedures, including, but not limited to, drug testing. The base salary for each Employee hired by Buyer (the "Hired Employees") shall not be less than the base salary provided by Seller immediately prior to the Effective Time, subject to changes due to employment classification. With respect to Buyer's qualified plans, the Hired Employees will be treated as new hires; however, Hired Employees will immediately participate in welfare benefit plans maintained by Buyer without regard to pre-existing conditions or waiting periods, if and to the extent that such employees are participating in Seller's welfare benefit plans immediately prior to the Closing Date. Hired Employees will be required to satisfy the deductible and employee payments (if any) required by Buyer's plans. Hired Employees shall receive full credit for prior service with Seller for purposes of determining their participation and benefit accrual under Buyer's vacation and sick leave policies. Hired Employees will be eligible for severance benefits consistent with the Buyer's severance policies or plans, provided that all service with the Seller shall be taken into account in determining benefits under Buyer's severance




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policies or plans. Buyer shall not be responsible or liable for any benefits accrued under the pension or welfare plans of Seller. Seller will be responsible for all accrued but not paid vacation pay for such employees through the Closing Date.

         (b) After the execution of this Agreement, Seller will continue its normal employment practices in staffing the Branches; however, Seller makes no representations or warranties about whether any of the Employees who become employees of Buyer will remain employed at the Branches after the Effective Time. Seller will use reasonable efforts to: (i) maintain the Employees as employees of Seller at the Branches until the Effective Time, (ii) refrain from dissuading any Employee from accepting an offer of employment with Buyer or
(iii) refrain from recruiting employees for alternate positions with Seller. Seller shall affirmatively advise Branch Employees that their current positions will terminate as of the Effective Time. Any Employee whose employment shall be terminated for any reason prior to the Effective Time shall be dealt with by Seller in its sole and absolute discretion.

         (c) Buyer shall make all reasonable efforts to honor the scheduled vacation time of employees of Seller who are Hired Employees in respect of the calendar year in which the Closing occurs. Buyer shall not be responsible for the payment of any remuneration due to employees of Seller for unused vacation pay earned prior to the Closing Date.

         (d) Except as instructed by any Hired Employee consistent with Seller's customary policies and practices, Seller will not make any transfer of pension or other employee benefit plan assets to Buyer.

         (e) Seller and Buyer each with respect to its respective plans, programs and policies described in this Section 2.6 shall give any notices required by applicable law and take whatever other actions as may be necessary to carry out the arrangements described in this Section 2.6.

         (f) If any of the arrangements described in this Section 2.6 are determined by the Internal Revenue Service or any other governmental authority to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

         (g) Buyer shall not have any responsibility, liability or obligation to any current or former employees of Seller, their beneficiaries or to any other person, with respect to any Seller employee plans (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension).

         (h) Seller shall not have any liability with respect to any Hired Employee or other employee, contractor or service provider of or for Buyer arising out of or relating to any services provided to Buyer.

         Section 2.7.      Records and Data Processing, etc.

         (a) As of the Effective Time, Buyer shall become responsible for maintaining the files, documents and records referred to in this Agreement. Buyer will preserve and hold them in safekeeping as required by applicable law and sound banking practice for the joint benefit of Seller and Buyer. After the Effective Time, Buyer will permit Seller and its representatives, for reasonable cause, at reasonable times and upon reasonable notice, to examine, inspect, copy and reproduce any such files, documents or records as Seller deems reasonably necessary and to have similar access to such records and Seller's former employees for purposes of preparation of records and reports (including regulatory and tax reports and returns) and as Seller requires in connection with third party litigation.

         (b) As of the Effective Time, Seller will permit Buyer and its representatives, for reasonable cause, at reasonable times and upon reasonable notice, to examine, inspect, copy and reproduce files, documents or records retained by Seller regarding the assets and liabilities transferred under this Agreement as Buyer deems reasonably necessary.

         (c) For a period of 90 days after the Effective Time, the party providing copies of records shall do so without charge; thereafter, it may charge its customary rate for such copies.

         (d) It is understood that certain of Seller's records, including certificates of deposit, may be available only in electronic form or in the form of photocopies, film copies or other non-original and non-paper media.

         (e) After the execution of this Agreement, Seller will work with Buyer to prepare mutually satisfactory schedules of Transferred Assets and contracts to be sold hereunder.

         Section 2.8.      Security.

         As of the Effective Time, Buyer shall be solely responsible for the security of and insurance on all persons and property located in or about the Branches.

         Section 2.9.      Taxes and Fees; Proration of Certain Expenses.

         (a) Buyer shall not be responsible for, or have any liability with respect to, taxes on any income to Seller arising out of this transaction. Buyer shall not be responsible for any income tax liability of Seller arising from the business or operations of the Branches before the Effective Time, and Seller shall not be responsible for any tax liabilities of Buyer arising from the business or operations of the Branches after the Effective Time. Utility payments, telephone charges, real property taxes, personal property taxes, lease payments, salaries, maintenance items, other ordinary operating expenses of the Branches and other expenses related to the liabilities assumed or assets purchased hereunder shall be prorated between the parties as of the Effective Time. To the extent any such item has been prepaid by Seller for a period extending beyond the Effective Time, there shall be a proportionate monetary adjustment in favor of Seller. To the extent that expenses have been incurred at the Branches prior to the Effective Time but not paid by Seller, there shall be a monetary adjustment in favor of Buyer. Real estate taxes shall be prorated on a calendar year basis, based upon the current valuation, maximum allowable discount and other applicable exemptions. Seller will remain responsible for all real property taxes due and payable for any period prior to the Effective Time. The real property tax proration as of the Effective Time shall be final.

         (b) Seller and Buyer shall each be responsible for their own costs with respect to the preparation and filing of any tax returns, as well as the preparation, review and analysis of the allocation statements and any forms or statements prepared in connection with the allocation of the final Purchase Price.

         Section 2.10.     Title to Real Property.

         (a) Title to the Real Property at Closing shall be good and marketable, free and clear of all liens, charges, encumbrances, encroachments, easements, restrictions, leases, tenancies, occupancies or agreements and other matters affecting title, except for "Permitted Encumbrances." Permitted Encumbrances means real property taxes not yet due and payable, legal highways, zoning ordinances or easements, restrictions, tenancies, survey matters or other title matters and rights of way that do not materially interfere with the use of the Real Property as such facility is currently utilized, as well as any title defects, deficiencies, exceptions or encumbrances to which Buyer fails to object within the period set forth in subsection (d) of this Section 2.10, or to which Buyer objects but thereafter waives the objection.

         (b) The parties acknowledge that Seller has delivered to Buyer copies of all title information in possession of Seller. Such delivery shall constitute no warranty by Seller as to the accuracy or completeness thereof or that Buyer is entitled to rely thereon.

         (c) Buyer shall have the right to obtain, at Buyer's sole cost and expense:

         (1) a title insurance commitment from a title insurance company selected by Buyer and an owner's policy of title insurance insuring Buyer's title to the Real Property and related easements and rights appurtenant thereto; and

         (2) a survey as is required by the title insurer to remove the survey exception in the title insurance policy, to be conducted by a surveyor selected by Buyer.

         (d) Buyer agrees to notify Seller, in writing within 45 calendar days after the date of this Agreement, of any mortgages, pledges, material liens, encumbrances, reservations, tenancies, encroachments, overlaps or other title exceptions, survey objections, or zoning or similar land use violations (excluding legal but nonconforming uses) or material engineering or structural problems related to the Real Property, other than Permitted Encumbrances, to which Buyer reasonably objects (the "Title Defects"). If Buyer does not notify Seller of Title Defects within such time period, Buyer shall be deemed to have waived its rights under this Section 2.10. For a period of 30 days after Seller's receipt of such notice of Title Defects from Buyer, Seller shall, and shall have the right to, make a good faith effort to correct any such Title Defect to Buyer's reasonable satisfaction; provided that Seller shall not be obligated to expend funds to correct any such Title Defect other than liens that can be satisfied by an ascertainable and liquidated amount. If Seller is unable by such a good faith effort to correct any such Title Defect to Buyer's reasonable satisfaction, Buyer shall have the option either to terminate this Agreement (upon written notice to Seller) or to receive title in its then existing condition, and if Buyer elects to receive title in its then existing condition, Buyer will be deemed to have waived the Title Defect.

         (d) Buyer shall have the right to request that the title insurance company update title matters up to 10 business days prior to the planned Closing Date for any changes, which may have arisen between the date of the original title search and the Closing Date. If such update indicates that any Title Defects have been placed of record since the date of Buyer's original title search, and Buyer reasonably objects thereto in writing, then Seller shall, and shall have the right to, extend the Closing Date for up to 30 days and make a good faith effort to cure any such Title Defect to Buyer's reasonable satisfaction. If Seller is unable or unwilling to cure any such Title Defect, Buyer shall have the option to receive title in its then existing condition or to terminate this Agreement.

         (e) Upon termination of this Agreement pursuant to this Section 2.10, neither party shall have any further liability to the other party under this Agreement.

         Section 2.11.     Environmental Matters.

         Buyer shall have the right, but not the obligation, at its sole cost and expense, to cause such investigations and tests to be made as it deems necessary to determine whether there has been any soil, surface water, groundwater or building space contamination on or under the Real Property. Seller shall provide reasonable assistance to Buyer and/or its agents or contractors in their evaluation and testing of the Real Property and Seller shall provide Buyer and/or its agents or contractors with copies of all records and documents related to any environmental matters, studies, investigations, reports or audits related to the Branches and the related Real Property or facilities in the possession of Seller. Seller authorizes Buyer and/or its agents or contractors to contact governmental agencies regarding the environmental status of the Real Property. Buyer may contract for environmental studies, investigations or tests related to the Branches and related Real Property or facilities and shall report the results of any such investigations or tests to Seller no later than 30 calendar days after the date of this Agreement; provided, however, that without the prior written consent of Seller, which consent will not unreasonably be withheld, and execution of a satisfactory property access agreement, Buyer shall not conduct subsurface testing, any ground water monitoring or install any test well or undertake any other investigation which requires a permit or license from, or the reporting of the investigation or the results thereof to, a local or state environmental regulatory authority or the United States Environmental Protection Agency. If Buyer objects to any material adverse environmental condition which impacts the Branches within 45 days of the date of this Agreement, Seller shall have the right, but not the obligation, to cure any such material adverse environmental condition which is discovered by Buyer's investigation. If Seller is unable or unwilling to cure such problem to Buyer's reasonable satisfaction, Buyer shall have the option to accept the premises in its then existing condition or to terminate this Agreement, in which event neither Buyer nor Seller shall have any liability to the other with respect to the Branches.

         Section 2.12.     Inspection of Branches and Operating Systems.

         Buyer may, within 45 calendar days after the date of this Agreement and at its sole cost and expense, arrange for an engineering inspection and report to be completed by such date with respect to the Branches and the related building operating systems (including, without limitation, plumbing, electrical, HVAC, drive through air transport system, roof, structural, walls or foundations, landscaping, drainage, sewage, utility systems, underground storage tanks and parking facilities) to ensure that the Branches and the related building operating systems are in reasonably good working condition, ordinary wear and tear excepted, and in compliance in all material respects with the Americans with Disabilities Act (the "ADA"). If the inspection reveals the existence of defects in the buildings, facilities or systems which interfere with the use of either of the Branches for its intended purposes, Buyer shall so notify Seller in writing, citing such deficiencies with specificity and providing Seller with a copy of the engineer's report. At the Effective Time, Buyer shall accept possession of the Branch premises in their then "As Is" condition, provided that if (x) the inspection reveals the existence of defects in the buildings, facilities or systems which interfere with the use of either of the Branches for its intended purposes, which defects remain uncured by Seller as of the Effective Time and (y) the reasonable cost of repairing such identified defects to restore the Branches and the related building operating systems to an operating condition substantially the same as the operating condition of the average branch facility and related building operating systems currently operated by Buyer exceeds $2,500 in the aggregate, Buyer shall be entitled to a reduction in the Purchase Price equal to (a) 75%, times (b) the reasonable cost of repairing such identified defects to substantially the same as the operating condition of the average branch facility and related building operating systems currently operated by Buyer.


                                  ARTICLE III
                           CLOSING AND EFFECTIVE TIME

         Section 3.1.      Effective Time.

         (a) The purchase of assets and assumption of liabilities provided for in this Agreement shall occur at a closing (the "Closing") to be held at such time and place as the parties shall mutually agree, which date shall be after the receipt of all necessary approvals by regulatory agencies and after all statutory waiting periods have expired and no later than the nine-month anniversary of the date of this Agreement, unless agreed to in writing by the parties. The effective time (the "Effective Time") shall be the close of business with respect to both of the Branches on the day on which the Closing occurs (the "Closing Date") or such other time as the parties shall agree in writing.

         (b) Seller and Buyer may agree to conduct the Closing by exchanging executed and original documents by overnight courier service for delivery on the Closing Date. In this case, all Closing documents shall be held in escrow by the parties' counsel pending their receipt of confirmation that all Closing documents have been received and are satisfactory, respectively, and that the parties' wire transfer(s) of funds required under this Agreement have been received and credited to their designated account(s). Upon the parties' receipt of such confirmation(s), respectively, such Closing documents shall be released from escrow by such counsel and the Closing shall be deemed to have been consummated.

         Section 3.2.      Closing.

         (a) All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

         (b) At the Closing, subject to all the terms and conditions of this Agreement, Seller shall execute and deliver to Buyer or, in the case of items
(6), (7), (8), (10) and (11), make reasonably available to Buyer:

         (1) a limited warranty deed in recordable form executed by Seller transferring Seller's title to the Real Property, subject to the Permitted Encumbrances and any other such matters that are shown on the title commitment to be provided to Buyer hereunder, in and to the Real Property to Buyer in substantially the form attached hereto as Exhibit 3.2(b)(1);

         (2)      a Bill of Sale, in substantially the form attached hereto as
                  Exhibit 3.2(b)(2) (the "Bill of Sale"), transferring to Buyer all of Seller's interest in the Personal Property and the Transferred Loans;

         (3) an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit 3.2(b)(3)(i) (the "Assignment and Assumption Agreement"), assigning Seller's interest in the Deposit Liabilities, the Equipment Leases and the Safe Deposit Contracts and an Instrument of Assignment and Assumption of IRA Accounts and Successor Trustee Appointment Agreement in substantially the form attached hereto as Exhibit 3.2(b)(3)(ii);

         (4) an Assignment and Assumption of Lease, in substantially the form attached hereto as Exhibit 3.2(b)(4) (the "Assignment and Assumption of Lease"), assigning Seller's interest in the Real Property Lease;

         (5) consents from third persons that are required to effect the assignments set forth in the Assignment and Assumption Agreement and in the Assignment and Assumption of Lease, including an executed Landlord's Consent and Release;

         (6)      Seller's files and records related to the Transferred Loans;

         (7) Seller's keys to the safe deposit boxes (including two keys to each unrented box, if available) and Seller's records related to the safe deposit box business at the Branches; provided, however, that if two keys are not available for each unrented box, the sole remedy of Buyer shall be that the Purchase Price shall be reduced in an amount equal to the cost to drill and re-key any unused box for which two keys are not available;

         (8) Seller's records related to the Deposit Liabilities assumed by Buyer;

         (9) immediately available funds in the net amount shown as owing to Buyer by Seller on the Closing Statement (as defined below), if any;

         (10)     the Coins and Currency;

         (11) such of the other assets to be purchased as shall be capable of physical delivery;

         (12) a certificate of a proper officer of Seller, dated as of the Closing Date, certifying to the fulfillment of all conditions which are the obligation of Seller and that all of the representations and warranties of Seller set forth in this Agreement remain true and correct in all material respects as of Effective Time;

         (13) a copy of a resolution of the Board of Directors of Seller, or the Executive Committee of Seller, approving the sale contemplated herein;

         (14) a Closing Statement using amounts shown on the Pre-Closing Statement, substantially in the form attached hereto as
                  Exhibit 3.2(b)(14) (the "Closing Statement");

         (15) an affidavit of Seller certifying that Seller is not a "foreign person" as defined in the federal Foreign Investment in Real Property Tax Act of 1980;

         (16)     the Power of Attorney;

         (17) such title insurance affidavits as may be reasonably required by the title insurance company (such affidavits shall not include indemnities unless necessary to obtain title insurance coverage for a Title Defect); and

         (18) such certificates and other documents as Buyer and its counsel may reasonably require to evidence receipt by Seller of all necessary regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement.

It is understood that the items listed in items (6), (7), (8), (10) and (11) shall be transferred at the Branches immediately after the Branches have closed for business on the Closing Date.

         (c) At the Closing, subject to all the terms and conditions of this Agreement, Buyer shall execute and deliver to Seller:

         (1)      the Assignment and Assumption Agreement;

         (2)      the Assignment and Assumption of Lease;

         (3) a certificate and receipt acknowledging the delivery and receipt of possession of the Assets and records referred to in this Agreement;

         (4) immediately available funds in the net amount shown as owing to Seller by Buyer on the Closing Statement, if any;

         (5) a certificate of a proper officer of Buyer, dated as of the Closing Date, certifying to the fulfillment of all conditions which are the obligation of Buyer and that all of the representations and warranties of Buyer set forth in this Agreement remain true and correct in all material respects as of the Effective Time;

         (6) a copy of a resolution of the Board of Directors of Buyer, or the Executive Committee of Buyer, approving the purchase contemplated herein; and

         (7) such certificates and other documents as Seller and its counsel may reasonably require to evidence the receipt by Buyer of all necessary regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement.

         (d) All instruments, agreements and certificates described in this
Section 3.2 shall be in form and substance reasonably satisfactory to the parties' respective legal counsel.

         Section 3.3.      Post-Closing Adjustments.

         (a) Not later than 30 days after the Effective Time (the "Post-Closing Statement Delivery Date"), Seller shall deliver to Buyer a statement dated as of the Effective Time reflecting the assets sold and assigned and the liabilities transferred and assumed hereunder (the "Post-Closing Statement"), including, but not limited to, the specific items described in paragraphs 2.2(a)(2) through (4) above, as adjusted, together with a copy of Seller's calculation of the adjusted Purchase Price and amounts payable thereunder. Notwithstanding the foregoing, the portion of the Purchase Price attributable to the Real Property and the Personal Property shall be adjusted only in the manner and to the extent described in paragraph 2.2(e) of this Agreement. Additionally, Seller shall deliver to Buyer a final list of the Transferred Loans purchased, individually identified by account number. Seller shall afford Buyer and its accountants and attorneys the opportunity to review all work papers and documentation used by Seller in preparing the Post-Closing Statement. Within 15 days following the Post-Closing Statement Delivery Date (the "Adjustment Payment Date"), Seller and Buyer shall meet at the offices of Seller, in Warren, Ohio, or such other location as may be mutually agreed, to effect the transfer of any funds as may be necessary to reflect changes in such assets and liabilities between the Pre-Closing Statement and the Post-Closing Statement and resulting changes in the Purchase Price, together with interest thereon computed from the Effective Time to the Adjustment Payment Date at the applicable Federal Funds Rate (as hereinafter defined).

         (b) In the event that a dispute arises as to the appropriate amounts to be paid to either party on the Adjustment Payment Date, each party shall pay to the other on such Adjustment Payment Date all amounts other than those as to which a dispute exists. Any disputed amounts retained by a party, which are later, found to be due to the other party shall be paid to such other party promptly upon resolution with interest thereon from the Effective Time to the date paid at the applicable Federal Funds Rate.

         (c) The Federal Funds Rate shall be the mean of the high and low rates quoted for Federal Funds in the Money Rates column of The Wall Street Journal adjusted as such mean may increase or decrease during the period between the Effective Time and the date paid.

                                   ARTICLE IV
                                INDEMNIFICATION

         Section 4.1.      Seller's Indemnification of Buyer.

         Subject to any limitations in paragraph 5.10(d) or otherwise contained in this Agreement, Seller shall indemnify, hold harmless and defend Buyer from and against (a) any breach by Seller of any representation or warranty contained herein, and (b) all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, arising out of any actions, suits or proceedings commenced prior to the Effective Time (other than proceedings to prevent or limit the consummation of this transaction) relating to Seller's operations at the Branches; and, except as otherwise provided in this Agreement, Seller shall further indemnify, hold harmless, and defend Buyer from and against all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable, and operating expenses (including salaries, rents and utility charges) incurred by Seller, prior to the Effective Time and which are claimed or demanded on or after the Effective Time, or which arise out of any actions, suits or proceedings commenced on or after the Effective Time and which relate to Seller's operations or transactions at the Branches prior to the Effective Time.

         Section 4.2.      Buyer's Indemnification of Seller.

         Buyer shall indemnify, hold harmless, and defend Seller from and against (a) any breach by Buyer of any representation or warranty contained herein and (b) all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable, and operating expenses (including salaries, rents and utility charges), which Seller may receive, suffer or incur in connection with operations and transactions occurring after the Effective Time and which involve the Branches, the Transferred Assets, or the liabilities assumed by Buyer pursuant to this Agreement.

         Section 4.3.      Claims for Indemnity.

         (a) A claim for indemnity under Section 4.1 or 4.2 of this Agreement may be made by the claiming party at any time prior to 24 months after the Effective Time, by the giving of written notice thereof to the other party. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any such claim is made within the prescribed period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such period shall cease and no indemnity shall be made therefore.

         (b) In the event that any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to one party hereto of the kind for which such party is entitled to indemnification pursuant to Section 4.1 or 4.2 hereof, then, after written notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim or lawsuit. In the event that the indemnifying party shall fail to respond within five calendar days after receipt of such notice of any such demand, claim or lawsuit, then the indemnified party may retain counsel and conduct the defense of such demand, claim or lawsuit as it may in its discretion deem proper, at the cost and expense of the indemnifying party. In effecting the settlement of any such demand, claim or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party and shall enter into only such settlement as the indemnifying party shall approve (the indemnifying party's approval will be implied if it does not respond within ten calendar days of its receipt of the notice of such settlement offer).

         Section 4.4.      Limitations on Indemnification.

         Notwithstanding anything to the contrary contained in this Article IV, no indemnification shall be required to be made by either party until the aggregate amount of all such claims by a party exceeds $10,000. Once such aggregate amount exceeds $10,000, such party shall thereupon be entitled to indemnification for all amounts in excess of such $10,000. IN ADDITION, THE PARTIES SHALL HAVE NO OBLIGATIONS UNDER THIS ARTICLE IV FOR ANY CONSEQUENTIAL LIABILITY, DAMAGE OR

LOSS THE INDEMNIFIED PARTY MAY SUFFER AS THE RESULT OF ANY DEMAND, CLAIM OR LAWSUIT.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as otherwise specifically herein provided, and except as specifically disclosed to Buyer in writing prior to the date hereof, or as otherwise disclosed as described in the particular Sections of this Article V, Seller hereby represents and warrants to Buyer as follows:

         Section 5.1.      Corporate Organization.

         Seller is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Seller has the corporate power and authority to carry on its business as currently conducted and to effect the transactions contemplated herein.

         Section 5.2.      No Violation.

         The Branches have been operated in all material respects in accordance with applicable laws, rules and regulations. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (i) Seller's articles of association or bylaws;
(ii) any material provision of any material agreement or any other material restriction of any kind to which Seller is a party or by which Seller is bound;
(iii) any material statute, law, decree, regulation or order of any governmental authority; or (iv) any material provision which will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which Seller is a party.

         Section 5.3.      Corporate Authority.

         Prior to the Closing Date, the consummation of the transactions contemplated herein will have been duly authorized by the Board of Directors of Seller, or the Executive Committee of Seller. No further corporate authorization is necessary for Seller to consummate the transactions contemplated hereunder.

         Section 5.4.      Enforceable Agreement.

         This Agreement has been duly executed and delivered by Seller and is the legal, valid and binding agreement of Seller, enforceable in accordance with its terms.

         Section 5.5.      No Brokers.

         All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller and Buyer, and there has been no participation or intervention by any other person, firm or corporation employed or engaged by or on behalf of Seller in such a manner as to give rise to any valid claim against Seller or Buyer for a brokerage commission, finder's fee or like commission, except for Stifel, Nicolaus & Company, Incorporated.

         Section 5.6.      Personal Property.

         Seller owns, and will convey to Buyer at the Closing, all of Seller's right, title, and interest to all of the Personal Property free and clear of any mortgages, liens, security interests or pledges. To the extent that Buyer notifies Seller prior to the Effective Time that such items are not in generally good working order, ordinary wear and tear excepted, Seller may elect either to repair or replace the item of Personal Property prior to the Effective Time or agree to a reduction of the Purchase Price in the amount of the cost of such necessary repairs or replacements, to the extent that such amount exceeds $2,500 in the aggregate; provided, however, that no such reduction in the Purchase Price shall exceed the Net Book Value of the Personal Property.

         Section 5.7.      Real Property.

         Seller makes the following additional representations regarding the Real Property:

         (a) Except as specifically set forth herein, Seller has no knowledge of any condemnation proceedings pending against the Real Property.

         (b) Except as specifically set forth herein, Seller has not entered into any agreement regarding the Real Property, and to Seller's knowledge, the Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending or outstanding, which would materially affect or limit Buyer's use and enjoyment of the Real Property or which would materially limit or restrict Seller's right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

         (c) To Seller's knowledge, (i) no fact or condition exists which would result in the permanent termination or material impairment of access to the Real Property from adjoining public streets or highways or in the permanent discontinuance of necessary utilities services to the Real Property, and (ii) all sanitation, plumbing, refuse disposal, and similar facilities servicing the Branches are in material compliance with applicable governmental regulations.

         (d) No complaints have been received by Seller that Seller is in violation of applicable building, zoning, platting, subdivision, use, safety, building or similar laws, ordinances, regulations and restrictions with respect to the Branches. To Seller's knowledge, there are no special or general assessments pending against or affecting the Real Property and, to Seller's knowledge, no public improvements have been recently made which would cause special or general assessments to be assessed against the Real Property. Except for any encroachment which does not materially affect the use or value of the premises: (i) to Seller's knowledge, there is no encroachment upon the Real Property from any buildings or improvements, if any, located on the adjacent property; and (ii) to Seller's knowledge, there is no encroachment by the Real Property upon any adjacent property or upon any easements with respect to the adjacent property. There are no leases or other agreements by which any person possesses or has a right to possess all or any portion of the Real Property other than those described in this Agreement or exhibits to this Agreement. To Seller's knowledge, and except as disclosed by title insurance binder or by survey, there is no violation of any applicable building restriction or restrictive covenant. To Seller's knowledge, the Real Property is adequately serviced by all utilities necessary for effective operation as presently used for a financial institution office.

         (e) Seller is the sole owner of the Real Property.

         (f) The Real Property Lease is a legally binding obligation of Seller, and Seller is permitted to assign the interests thereunder, but only in accordance with the terms and conditions set forth in the Real Property Lease. The obligations of Seller under the Real Property Lease are current, and Seller has received no notice of the occurrence of any event of default under the Real Property Lease.

         Section 5.8.      Condition of Property.

         Except as may be otherwise specifically set forth in this Agreement, the Real Property, and the Real Property Lease to be purchased by Buyer hereunder are sold "AS IS, WHERE IS," with no warranties or representations whatsoever, except as may be expressly represented or warranted in this Agreement.

         Section 5.9.      Employees.

         No employee located in the Branches is a party to any collective bargaining, employment, severance, termination, or change of control agreement or represented by a labor organization of any type other than Seller's established terms of employment and severance policies. Seller is unaware of any efforts during the past three years to unionize or organize the employees of the Branches. Seller has provided to Buyer a true and correct list of any and all bonus or incentive or other compensation arrangements or commitments, other than benefits plans applicable to all Seller employees, for the employees of the Branches individually or as a group. Buyer agrees to keep such information in strictest confidence and to confine knowledge of such information to those of its officers and personnel who have a need to know such information in connection with the performance of their duties. None of the employees of the Branches is a party to any employment contract, formal or informal, oral or written, or represented under any collective bargaining agreement relating to employment with Seller.

         Section 5.10.     Environmental Matters.

         Except as previously disclosed to Buyer in writing or as disclosed in the environmental studies, reports and audits delivered to Buyer pursuant to
Section 2.11 or as disclosed by investigations and tests performed by Buyer pursuant to Section 2.11, to the actual knowledge of the executive officers of Seller, and without any investigation by such officers:

         (a) The Branches are, in all material respects, in compliance with all applicable federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or any other governmental authority relating to the protection of the environment.

         (b) The Branches are free of friable asbestos except to the extent properly sealed or encapsulated in compliance with all applicable Environmental Laws (as defined below).

         (c) During Seller's ownership and operation, no part of the Branches have been used for the manufacture, handling, storage or disposal of Hazardous Substances, except in compliance with Environmental Laws.

         (d) Except as disclosed in writing to Buyer, the Branches do not contain, nor to the knowledge of Seller, have they ever contained, an "underground storage tank" as that term is defined in the Federal Hazardous and Solid Waste Amendments of 1984 to the Resource Conservation and Recovery Act.

         (e) There is no action, suit, investigation, inquiry, or other proceeding, ruling, order or citation involving Seller, pending, threatened or previously asserted as a result of any actual or alleged failure to comply with any requirement of any Environmental Laws with respect to the Branches.

         (f) Seller has not received notice that, with respect to the Branches, Seller is an "owner" or "operator" of a "facility" as those terms are defined in
Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A. ss. 9601 ("CERCLA").

For purposes of this Section 5.10, "Hazardous Substances" has the meaning defined in Section 9601 of CERCLA; and "Environmental Laws" mean all laws, ordinances, rules and regulations that: (i) regulate waste management, including the containment, storage, handing, transportation, disposal, or management of Hazardous Substances; (ii) regulate or prescribe requirements for air, water or soil quality; (iii) protect the environment; or (iv) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substances.

         Section 5.11.     Deposit Liabilities.

         No selection procedures believed to be adverse to Buyer have been utilized by Seller in selecting the Deposit Liabilities. The Deposit Liabilities are insured by the FDIC to the fullest extent permitted by federal law and no action is pending or has been threatened by the FDIC against Seller with respect to the termination of such insurance. To Seller's knowledge, the Deposit Liabilities (i) are in all respects genuine and enforceable obligations of Seller and have been acquired and maintained in full compliance with all applicable laws, including (but not limited to) the Truth in Savings Act and regulations promulgated thereunder; (ii) were acquired in the ordinary course of Seller's business; and (iii) are not subject to any claims with respect to such Deposit Liabilities that are superior to the rights of persons shown on the records delivered to Buyer indicating the owners of the Deposit Liabilities other than claims against such owners of the Deposit Liabilities, such as state and federal tax liens, garnishments, and other judgment claims, which have matured or may mature into claims against the respective Deposit Liabilities.

         Section 5.12.     Books, Records, Documentation, etc.

         The books and records of the Branches are correct, accurate and complete, in all material respects, have been maintained in a consistent and a customary manner, and are in material compliance with all applicable federal and state laws and regulations and customary banking practices. The deposit- and lending-related forms, notices, statements and related documentation, as well as Seller's policies, procedures and practices with respect thereto, used at the Branches comply in all material respects with applicable federal and state laws and regulations and customary banking practices.

         Section 5.13.     Litigation.

         There are no actions, causes of action, claims, suits or proceedings, pending or, to Seller's knowledge, threatened, against Seller relating to the Branches or materially affecting the Branches, whether at law, in equity or before or by a governmental department, commission, board, bureau, agency or instrumentality. For purposes of this section, claims will be considered to materially affect the Branches if the aggregate amount of such claims exceeds $5,000.

         Section 5.14.     Contracts and Agreements.

         Seller has delivered a true and complete copy of each contract or other written agreement described in paragraph 2.2(b) that is to be assumed by Buyer, all of which are listed on Exhibit 5.14 hereto. Each such contract or other written agreement is valid and enforceable according to its terms and Seller is not in default thereunder and there has been no event which, with notice or the lapse of time, or both, would constitute a default under any such contract or other written agreement by Seller.

         Section 5.15.     Tax Matters.

         Seller has complied with the requirements of the Internal Revenue Service regarding taxpayer identification number certification, interest information reporting and backup withholding of interest payable in connection with Deposit Liabilities. Seller has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it in connection with the operation of the Branches, and paid all taxes owed by it, including those with respect to withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns or assessments received by it are delinquent. Seller has paid all taxes, which it is required to withhold from amounts owing to employees, creditors, holders of Deposit Liabilities, or other third parties. For all completed years, Seller has duly and timely sent to each holder of Deposit Liabilities a Form 1099 (or a substitute form permitted by law) relating to interest, earnings or dividends paid on such accounts for those periods.

         Section 5.16.     Limitation and Survival of Representations and
                           Warranties.

         EXCEPT AS MAY BE EXPRESSLY REPRESENTED OR WARRANTED IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER WITH REGARD TO ANY ASSET BEING TRANSFERRED TO BUYER OR ANY LIABILITY OR OBLIGATION BEING ASSUMED BY BUYER, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES WITH RESPECT TO MERCHANTABILITY, FITNESS, TITLE, ENFORCEABILITY, COLLECTIBILITY, DOCUMENTATION OR FREEDOM FROM LIENS OR ENCUMBRANCES (IN WHOLE OR IN PART). The foregoing representations and warranties shall survive the Effective Time for a period of 12 months, except as otherwise specifically provided herein.

         Section 5.17.     Community Reinvestment Act.

         Seller has received a rating of not less than "satisfactory" on its most recent CRA examination. To the knowledge of Seller's executive officers and directors, there are no threatened or pending actions, proceedings or allegations by any person or regulatory agency that may cause bank regulatory authorities to deny any application required to be filed pursuant hereto. Seller has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

         Section 5.18.     Non-Solicitation.

         So long as this Agreement is in effect, Seller shall not authorize or permit any of its officers, directors, representatives or agents to consider, solicit, propose to enter into or enter into any discussion or negotiations with other potential buyers of the Branches or substantially all of the assets or Deposit Liabilities of the Branches from the date hereof through the Effective Time. Seller shall promptly inform Buyer of the receipt from the date hereof of any proposals from third parties relating to any such potential acquisition.

         Section 5.19.     Loans.

         Exhibit 2.1(a)(3) sets forth a list of all loans intended to be Transferred Loans as of the date of this Agreement, which list shall be updated as of the Effective Time in accordance with Section 2.4(i) of this Agreement.


                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Except as otherwise specifically herein provided, Buyer hereby represents and warrants to Seller as follows:

         Section 6.1.      Corporate Organization.

         Buyer is a federal savings bank, duly organized, validly existing and in good standing under the laws of the United States of America. Buyer has the corporate power and authority to carry on the business being acquired, to assume the liabilities being transferred, and to effect the transactions contemplated herein.

         Section 6.2.      No Violation.

         Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (i) the charter or bylaws of Buyer; (ii) any material provision of any material agreement or any other material restriction of any kind to which Buyer is a party or by which Buyer is bound; (iii) any material statute, law, decree, regulation or order of any governmental authority; or (iv) any material provision which will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which Buyer is a party.

         Section 6.3.      Corporate Authority.

         Prior to the Closing Date, the consummation of the transactions contemplated herein will have been duly authorized by the Board of Directors of Buyer, or the Executive Committee of Buyer. No further corporate authorization on the part of Buyer is necessary to consummate the transactions contemplated hereunder.

         Section 6.4.      Enforceable Agreement.

         This Agreement has been duly executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer, enforceable in accordance with its terms.

         Section 6.5.      No Brokers.

         All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer and Seller and there has been no participation or intervention by any other person, firm or corporation employed or engaged by or on behalf of Buyer in such a manner as to give rise to any valid claim against Seller or Buyer for a brokerage commission, finder's fee or like commission.

         Section 6.6.      Litigation.

         There are no actions, causes of action, claims, suits or proceedings, pending or, to Buyer's knowledge, threatened, by or against or affecting Buyer in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

         Section 6.7.      Survival of Representations and Warranties.

         The foregoing representations and warranties shall survive the Effective Time for a period of 12 months.

                                   ARTICLE VII
            OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME

         Section 7.1.      Full Access.

         Seller shall afford to the officers and authorized representatives of Buyer, upon prior notice and subject to Seller's normal security requirements, access to the properties, books and records pertaining to the Branches, specifically including but not limited to all books and records relating to the Deposit Liabilities, the Transferred Loans and the Real Property, in order that Buyer may have full opportunity to make reasonable investigations and to engage in operational planning, at reasonable times, without interfering with the normal business and operations of the Branches or the affairs of Seller relating to the Branches. Seller will cooperate with Buyer to the extent reasonably requested and legally permissible to provide Buyer with information about employees and a means to meet with employees. The officers of Seller shall furnish Buyer with such additional financial and operating data and other information as to its business and properties at the Branches, or where otherwise located, as Buyer may, from time to time, reasonably request and as shall be available, including, without limitation, information required for inclusion in all governmental applications necessary to effect this transaction. Nothing in this Section 7.1 shall require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans. Records, including credit information relating to the loans listed on Exhibit 2.1(a)(3) to this Agreement, will be made available for review by Buyer no later than 30 calendar days after the execution of this Agreement. It is understood that certain of Seller's records may be available only in the form of photocopies, film copies or other non-original and non-paper media.

         Section 7.2.      Delivery of Magnetic Media Records.

         Seller shall prepare or cause to be prepared at its expense and make available to Buyer at Seller's data processing center or other reasonably convenient location magnetic media records in Seller's field format as soon as possible and in any event not later than 45 calendar days after the execution of this Agreement and further shall make available to Buyer such records updated monthly and as of the Closing Date. Such updated records shall be made available at such time after the Closing Date as agreed to by the parties.

         Section 7.3.      Application for Approval.

         Within 30 calendar days following the execution of this Agreement, Buyer shall prepare and file applications required by law with the appropriate regulatory authorities for approval to purchase and assume the aforesaid assets and liabilities and to effect in all other respects the transactions contemplated herein. Buyer agrees to process such applications in a diligent manner and on a priority basis and to provide Seller promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence, and other documents with respect thereto, and to use its best efforts to obtain all necessary regulatory approvals. On the date hereof, Buyer knows of no reason why such applications should not receive all such approvals. Buyer shall promptly notify Seller upon receipt by Buyer of notification that any application provided for hereunder has been accepted or denied. Seller shall provide such assistance and information to Buyer as shall be reasonably necessary for Buyer to comply with the requirements of the applicable regulatory authorities.

         Section 7.4.      Appointment of Successor Trustee.

         Before the Closing Date, Buyer shall designate a successor trustee, which may be Buyer (hereinafter referred to as the "Successor Trustee"), as to any IRA or Keogh plan account constituting a Deposit Liability, and the parties will cooperate with the Successor Trustee. Seller will transfer the trusteeship of all such IRA and Keogh plan accounts to the Successor Trustee on the Closing Date, subject to the Successor Trustee's written acceptance of its duties as Successor Trustee in form and substance acceptable to Seller. Seller shall be responsible for all federal, state and local income tax reporting for such IRAs and Keogh plan accounts for the period of time ending at the Effective Time and the Successor Trustee shall be responsible for such reporting thereafter.

         Section 7.5.      Conduct of Business; Maintenance of Properties.

         From the date hereof until the Effective Time, Seller covenants that:

         (a) Seller will carry on, or cause to be carried on, the business of the Branches substantially in the same manner as on the date hereof, use all reasonable efforts to preserve intact its current business organization and preserve its business relationships with depositors, customers and others having business relationships with it and whose accounts will be retained at the Branches; provided, however, that Seller need not, in its sole discretion, advertise or promote new or substantially new customer services in the principal market area of the Branches;

         (b) Seller will cooperate with and assist Buyer in assuring the orderly transition of the business of the Branches to Buyer from Seller;

         (c) Seller will maintain the Real Property and the Personal Property in their current condition, ordinary wear and tear excepted; and

         (d) the Purchase Price will be reduced in any amount equal to the cost of any repairs reasonably requested by the Landlord of the Market Street Branch prior to the Effective Time.

         Section 7.6.      No Solicitation by Seller.

         After the execution of this Agreement, Seller will take reasonable steps to avoid causing Branch customers to transfer all or part of their deposit or loan business from the Branches. For a period of 24 months after the Closing Date, Seller will not establish any new branch facility or install any automated teller machine at any location within Jefferson County, Ohio, or within a ten-mile radius of the Market Street Branch; provided, however, that this restriction will not prohibit Seller from acquiring a branch facility or automated teller machine as part of an acquisition of another bank or bank holding company.

         Section 7.7.      Further Actions.

         Each party hereto shall execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement. Included in such actions shall be the execution and delivery of additional powers of attorney and such other documents and instruments as shall be prepared and reasonably requested by Buyer to transfer the Transferred Loans and all collateral related thereto. Such assistance will be provided to Buyer without costs for Seller's personnel for a period of at least 12 months after the Closing Date.

         Section 7.8.      Fees and Expenses.

         Subject to the provisions of Section 10.3 and except as provided in this Section 7.8, Buyer shall be responsible for the costs of all title examinations, surveys, environmental investigation costs, its own attorneys' and accountants' fees and expenses, recording costs, regulatory applications and other expenses arising in connection therewith as well as all costs and expenses associated with the transfer or perfection of any security interests or liens securing Transferred Loans transferred hereunder. Seller shall pay the costs of real estate transfer charges, transfer fees and transfer taxes. Seller shall be responsible for the costs (if any) of withdrawing the automated teller machine located at the Sunset Boulevard Branch from Seller's participating network, and Buyer shall be responsible for the costs (if any) of adding such automated teller machine to Buyer's participating network. Seller shall be responsible for its own attorneys' and accountants' fees and expenses related to this transaction, including, but not limited to, fees owed to Stifel, Nicolaus & Company, Incorporated. Seller shall make no charge to Buyer for Seller's personnel assigned to transition matters hereunder.

         Section 7.9.      Breaches with Third Parties.

         If the assignment of any material claim, contract, license or commitment (or any material claim or right or any benefit arising thereunder) without the consent of a third party would constitute a breach thereof or materially affect the rights of Buyer or Seller thereunder, then such assignment is hereby made subject to such consent or approval being obtained.

         Section 7.10.     Operations.

         Notwithstanding the foregoing, between the date of this Agreement and the Effective Time, and except as may be otherwise required by regulatory authority, Seller shall not without the prior consent of Buyer, which consent shall not be unreasonably withheld:

         (a) cause either Branch to engage or participate in any material transaction or incur or sustain any obligation, which is material to its business, condition or operation;

         (b) cause either Branch to transfer to Seller's other operations any material amount of Transferred Assets, except for (i) supplies, if any, which have a unique function in Seller's business and ordinarily would not be useful to Buyer, (ii) cash and other normal intrabank transfers which may be transferred in the ordinary course of business in accordance with normal banking practices and (iii) signs, or those parts thereof, bearing Seller's name and/or logo;

         (c) except in the ordinary course of business at the unsolicited request of depositors (i) cause the Branches to transfer to Seller's other operations any Deposit Liabilities or (ii) cause any of Seller's other operations to transfer to the Branches any Deposit Liabilities;

         (d) invest in any fixed assets on behalf of any Branch and for replacements of furniture, furnishing and equipment except for normal maintenance and refurbishing purchased or made in the ordinary course of business;

         (e) enter into or amend any continuing contract (other than Deposit Liabilities and loans) relating exclusively to the Branches, which cannot be terminated without cause and without payment of any amounts as a penalty, bonus, premium or other compensation for termination, or which is not made in the ordinary course of business;

         (f) undertake any actions, which are inconsistent with a program to use all reasonable efforts to maintain good relations with customers and with employees employed at the Branches, unless such actions are required or permitted by this Agreement;

         (g) hire into a Branch (other than to replace a departing employee and/or to bring the number of employees at the Branch to normal staffing levels), transfer or reassign any employee of the Branches (other than within the group of Branches);

         (h) increase the compensation of any employee of the Branches, or promote any of the employees, except where any such action is pursuant to and consistent with customary procedures and policies of Seller;

         (i) make any material change to its customary policies for setting rates on deposits offered at the Branches;

         (j) amend or modify any of its promotional, deposit account, or loan practices at the Branches other than amendments or modifications in the ordinary course of business in accordance with amendments or modifications undertaken at Seller's financial service offices other than the Branches. Seller shall Administer the Transferred Loans in accordance with its past standards and practices and in accordance with applicable laws and regulations;

         (k) enter into any employment, severance, termination, or change in control contracts or understandings with the Branches employees;

         (l) reduce the service charges on any deposit product or fee-based product (e.g., money orders, cashier's checks) unless such reduction is implemented generally in Seller's other branches;

         (m) lease any space in the Branches;

         (n) until the Effective Time, fail to maintain and update its general ledger on a basis consistent with its past accounting practices; or

         (o) undertake any actions, which would result in a Title Defect or fail to take any action to remove or cure a Title Defect caused by Seller after the date hereof.

         Section 7.11.     Destruction and Condemnation.

         If either Branch is damaged or destroyed or condemned between the date hereof and the Closing Date, unless Seller has repaired or replaced the damage or destroyed property, Buyer may elect either not to acquire the Branches and the related Transferred Assets or, at the discretion of Buyer, acquire the Branches and require Seller to deliver to Buyer any insurance proceeds, condemnation proceeds or other payment with respect to the Branches.

         Section 7.12.     Insurance.

         As of the Effective Time, Seller will discontinue its insurance coverage maintained in connection with the Branches and the activities conducted thereon. Buyer shall be responsible for all insurance protection for the Branches's premises and the activities conducted thereon immediately following the Effective Time. Seller shall bear the risk of loss until the Effective Time, and Buyer shall bear the risk of loss thereafter.

         Section 7.13.     Public Announcements.

         Seller and Buyer agree that from the date hereof, neither shall make any public announcement or public comment, regarding this Agreement or the transactions contemplated herein, without first consulting with the other party hereto and reaching an agreement upon the substance and timing of such announcement or comment. Further, Seller and Buyer acknowledge the sensitivity of this transaction to the employees at the Branches and no announcements or communications with such employees shall be made without the prior approval of Seller until the Effective Time.

         Section 7.14.     Tax Reporting.

         Seller shall comply with all tax reporting obligations in connection with Transferred Assets and liabilities on or before the Effective Time, and Buyer shall comply with all tax reporting obligations with respect to the Transferred Assets and liabilities after the Effective Time.

         Section 7.15.     Transitional Matters.

         Seller shall use its best efforts to cooperate with Buyer to assure an orderly transition of ownership of the Transferred Assets and Transferred Loans and responsibility for the liabilities, including the Deposit Liabilities, assumed by Buyer hereunder. As soon as practicable following the date of this Agreement, but in no event later than 30 calendar days after the date of this Agreement, Buyer shall provide Seller with a draft of a detailed transition plan covering operational aspects of the transition, including methods for the transmission of data and records. If Seller does not accept any part or all of such plan, it must notify Buyer in writing within 15 calendar days after receiving such draft transition plan from Buyer, whereupon the parties agree to use their best efforts to agree upon a mutually acceptable transition plan as soon as possible, but in no event later than 60 calendar days after the date of this Agreement. Seller shall use its best efforts to cooperate fully with Buyer in implementing such transition plan.

         Section 7.16.     Supplements to Schedules.

         On the tenth day prior to the Effective Time anticipated by Seller and buyer and as of the Effective Time, Seller shall supplement or amend the schedules that it has delivered to Buyer pursuant to this Agreement with respect to any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such schedules or which is necessary to correct any information in such schedules that has been rendered inaccurate thereby.

         Section 7.17.     Lease Assignment.

         Promptly following execution of this Agreement, Seller and Buyer shall mutually use their reasonable best efforts to obtain the written commitment from the Landlord to the Lease of any necessary Landlord's Consent and Release to be delivered at Closing. If such Landlord's Consent and Release cannot be obtained with respect to the Lease, Seller shall use its reasonable best efforts to obtain a lease for, or sublease any remaining term under the Lease to, Buyer on substantially the same terms that apply to Seller under Seller's Lease.

         Section 7.18. Training. Beginning on the date all regulatory approvals have been obtained and ending at the Effective Time, Seller shall permit Buyer to conduct a training program to train the Branch employees with respect to Buyer's procedures and data processing systems (the "Training Program"). The schedule for the Training Program shall be subject to Seller's prior consent, which shall not be unreasonably withheld. Buyer shall conduct the Training Program solely at the Branches. Seller shall reasonably assist Buyer in communicating with Branch employees in connection with Buyer's request to conduct the Training Program. Buyer may bring equipment necessary to conduct the Training Program to the Branches.


                                  ARTICLE VIII
                       CONDITIONS TO BUYER'S OBLIGATIONS

         The obligation of Buyer to complete the transactions contemplated in this Agreement is conditioned upon fulfillment, on or before the Closing Date, of each of the following conditions:

         Section 8.1.      Representations and Warranties True.

         The representations and warranties made by Seller in this Agreement shall be true in all material respects on and as of the Effective Time as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Buyer.

         Section 8.2.      Obligations Performed.

         Seller shall (a) deliver or make available to Buyer those items required by Section 3.2 hereof, and (b) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

         Section 8.3.      No Adverse Litigation.

         As of the Effective Time, no action, suit or proceeding shall be pending or threatened against Seller which is reasonably likely to (a) materially and adversely affect the business, properties and assets of the Branches, or (b) materially and adversely affect the transactions contemplated hereunder.

         Section 8.4.      Regulatory Approval.

         (a) Buyer shall have received all necessary regulatory approvals of the transactions contemplated by this Agreement, all notice and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

         (b) Such approvals shall not have imposed any condition, which is materially disadvantageous or burdensome to Buyer.

         Section 8.5.      No Legal Prohibition.

         No court or other governmental authority of competent jurisdiction shall have issued any order that is in effect and that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE IX
                       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligation of Seller to complete the transactions contemplated in this Agreement is conditioned upon fulfillment, on or before the Closing Date, of each of the following conditions:

         Section 9.1.      Representations and Warranties True.

         The representations and warranties made by Buyer in this Agreement shall be true in all material respects at and as of the Effective Time as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Seller.

         Section 9.2.      Obligations Performed.

         Buyer shall (a) deliver to Seller those items required by Section 3.2 hereof, and (b) have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

         Section 9.3.      No Adverse Litigation.

         As of the Effective Time, no action, suit or proceeding shall be pending or threatened against Buyer which might materially and adversely affect the transactions contemplated hereunder.

         Section 9.4.      Regulatory Approval.

         (a) Seller shall have received from the appropriate regulatory authorities approval of the transactions contemplated by this Agreement, all notice and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

         (b) Such approvals or Buyer's corresponding regulatory approvals shall not have imposed any condition which is materially disadvantageous or burdensome to Seller.

                                   ARTICLE X
                                  TERMINATION

         Section 10.1.     Methods of Termination.

         This Agreement may be terminated in any of the following ways:

         (a) by either Buyer or Seller, in writing five calendar days in advance of such termination, if the Closing has not occurred by the nine-month anniversary of the date of this Agreement;

         (b) at any time on or prior to the Effective Time by the mutual consent in writing of Seller and Buyer;

         (c) by Seller in writing if the conditions set forth in Article IX of this Agreement shall not have been met by Buyer or waived in writing by Seller prior to the Closing Date;

         (d) by Buyer in writing if the conditions set forth in Article VIII of this Agreement shall not have been met by Seller or waived in writing by Buyer prior to the Closing Date;

         (e) any time prior to the Effective Time, by Buyer or Seller in writing if the other shall have been in breach of any representation and warranty in any material respect (as if such representation and warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking or obligation contained herein, and such breach has not been cured by the earlier of 30 calendar days after the giving of notice to the breaching party of such breach or the Effective Time; provided, however, that there shall be no cure period in connection with any breach of Section 7.3 hereof, so long as such breach by Buyer was not caused by any action or inaction of Seller;

         (f) by Seller in writing at any time after any applicable regulatory authority has denied approval of any application of Buyer for approval of the transactions contemplated herein; or

         (g) as provided in Section 2.10 of this Agreement.

         Section 10.2.     Procedure Upon Termination.

         In the event of termination pursuant to Section 10.1 hereof, and except as otherwise stated therein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein:

         (a) each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications or summaries thereof, relating to this transaction, whether obtained before or after the execution hereof, to the other party;

         (b) all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons; and

         (c) each party will pay its own expenses.

         Section 10.3.     Payment of Expenses.

         Should the transactions contemplated herein not be consummated because of a party's breach of this Agreement, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party upon demand, itemization and documentation, its reasonable outside legal, accounting, consulting and other out-of-pocket expenses.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

         Section 11.1.     Notification of Occurrences.

         At all times from the date of this Agreement until the Closing, each party shall promptly notify the other of the occurrence of any event or the failure of any event to occur that might reasonably be expected to result in a breach of or a failure to comply with any representation, warranty, covenant, condition or agreement contained in this Agreement or of the commencement of any action, suit, proceeding or investigation against it.

         Section 11.2.     Amendment and Modification.

         The parties hereto, by mutual consent, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

         Section 11.3.     Waiver or Extension.

         Except with respect to required approvals of the applicable governmental authorities, either party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein.

         Section 11.4.     Assignment.

         This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other.

         Section 11.5.     Confidentiality.

         Buyer and Seller agree that any confidentiality agreements between Buyer and Seller shall survive the execution hereof and the consummation of the transactions contemplated herein.

         Section 11.6.     Addresses for Notices, Etc.

         All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) deposited in the United States Mail if sent by registered or certified mail, return receipt requested, (c) sent by telecopier (with electronic confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or (d) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other party):

          If to Seller, to:                The Second National Bank of Warren
                                           108 Main Avenue S.W.
                                           Warren, Ohio 44481-1311
                                           Attn: Mr. Christopher Stanitz
                                           Facsimile Number: 330-841-0489

          With a copy to:                  Vorys, Sater, Seymour and Pease LLP
                                           221 E. Fourth Street, Suite 2000
                                           Cincinnati, Ohio 45202
                                           Attn: Ms. Cynthia A. Shafer
                                           Facsimile Number: 513-852-7895

          If to Buyer, to:                 Advance Financial Savings Bank
                                           1015 Commerce Street
                                           Wellsburg, WV 26070
                                           Attn: Mr. Steve Gagliardi
                                           Facsimile Number: 304-737-3154

          With a copy to:                  Richard Fisch, Esq.
                                           Malizia Spidi & Fisch, PC
                                           1100 New York Avenue, NW
                                           Suite 340 West
                                           Washington, DC 20005
                                           Fax:  202-434-4661

         Section 11.7.     Counterparts.

         This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 11.8.     Headings.

         The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part thereof.

         Section 11.9.     Governing Law.

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.

         Section 11.10.    Sole Agreement.

         Except for any confidentiality agreements between Buyer and Seller which shall remain in effect in accordance with Section 11.5, this Agreement and the exhibits and attachments hereto represent the sole agreement between the parties hereto respecting the transactions contemplated hereby and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby and merged herein.

         Section 11.11.     Parties In Interest.

         Nothing in this Agreement, express or implied, expressly including, without limiting the generality of the foregoing in any way, the provisions of
Section 2.6 hereof, is intended or shall be construed to confer upon or give to any person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

         Section 11.12.     Calculation of Dates and Deadlines.

         Unless otherwise specified, any period of time to be determined under this Agreement shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event or occurrence. Any deadline, due date, expiration date or period-end to be calculated under this Agreement shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Warren, Ohio.

         Section 11.13.    Severability.

         Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.



                  [Remainder of page intentionally left blank;
                         signatures on following page.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

                        THE SECOND NATIONAL BANK OF WARREN


                        By:
                           ----------------------------------------

                        Printed Name:
                                       ----------------------------

                        Title:
                                -----------------------------------



                        ADVANCE FINANCIAL SAVINGS BANK


                        By:
                           ----------------------------------------

                        Printed Name:
                                     ------------------------------

                        Title:
                              -------------------------------------